                                                                    EXHIBIT 3.30

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  TRW EAST INC.

         The undersigned, for the purpose of organizing a corporation for conducting business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware
(particularly Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, referred to as the "General Corporation Law of Delaware"), hereby certifies that:

         First: The name of the Corporation is TRW East Inc.

         Second: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of
New Castle. The name of its registered agent at that address is The Corporation
Trust Company.

         Third: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation
Law of Delaware.

         Fourth: The total number of shares of stock which the Corporation shall have authority to issue is One Hundred (100) shares, all of which are without par value. All such shares are of one class and are Common Stock.

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         Fifth: The name and the mailing address of the incorporator is as follows: James C. Diggs, 1900 Richmond Road, Cleveland, Ohio 44124.

         Signed on this 18th day of December, 1996.

                                       /s/   James C. Diggs
                                ------------------------------------------------
                                             James C. Diggs, Incorporator